Exhibit 99.B(p)(10)

APPENDIX H

EVEREST CAPITAL

CODE OF ETHICS AND POLICIES GOVERNING
PERSONAL SECURITIES TRANSACTIONS

Adopted January 1, 2010, Updated as of September 3, 2014

I.             INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds and other accounts managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients. All personnel of the Adviser, including directors, officers and employees of the Adviser, must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all U.S. federal and other applicable securities laws In addition, No Access Person (as defined herein) may, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

1.  Employ any device, scheme or artifice to defraud the client;

2.  Make any untrue statement of material fact or omit to state any material fact to the client necessary to make the statements made to the client, in the light of the circumstances under which they are made, not misleading;

3.  Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the client; or

4.  Engage in any manipulative practice with respect to the client.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

DEFINITIONS

Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. Beneficial Ownership of an Access Person shall be deemed to include Beneficial Ownership by the additional persons listed in the definition of Personal Account.

Initial Public Offering means the process of bringing private companies to the public market for the first time.

Personal Account means any account in which an Access Person has any Beneficial Ownership. A Personal Account also includes an account maintained by or for:

•                  An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person), domestic partner or minor children;

•                  Any family members who live in the Access Person’s household;

•                  Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

•                  Any partnership, corporation or other entity in which the Access Person has a

•                  20% or greater beneficial interest or voting right, or in which the Access Person exercises effective control.

A comprehensive list of all Access Persons and Personal Accounts reported to the Compliance Officer will be maintained by the Adviser’s Compliance Officer.

Private Placement means an offering of securities (U.S. or Foreign) that are not registered with the U.S. Securities and Exchange Commission.

Reportable Fund means any investment company registered under the Investment Company Act of 1940, as amended, for which the Adviser serves as investment adviser or subadviser or for which an investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) including Private Placements and any derivative, commodities, options, swaps or forward contracts relating to any of the foregoing, except that it does not include:

(i)                                     Direct obligations of the Government of the United States;

(ii)                                Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)                               Shares issued by money market funds;

(iv)                              Shares issued by registered open-end funds other than Reportable Funds; and

(v)                                 Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

Restricted Security means any security that (1) the Adviser is considering buying or selling or is in the process of buying or selling for a client (as determined by the Compliance Officer or his delegates); or (2) is an Initial Public Offering.

II.            APPLICABILITY OF CODE OF ETHICS

Personal Accounts and Transactions of Access Persons. This Code of Ethics applies to all Personal Accounts and transactions for the Beneficial Ownership of all Access Persons.

III.          RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.              General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered with respect to his or her Beneficial Ownership is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section. The Adviser expects that Access Persons will enter into securities transactions only for investment purposes and not to profit from short term price movements (e.g., day trading, including with respect to trading in ETFs or similar vehicles). Accordingly, personal account preclearance requests for a purchase and sale or a sale and purchase of the same security within a 30 day period will generally be denied, however, the Adviser may still allow employees to enter into these types of transactions where there are extenuating circumstances (such as the need to liquidate a personal account to purchase a home or wanting to sell following a large sudden loss in the position). Access Persons should use this 30 day holding period as a guide in connection with any discretionary personal account transactions in ETFs, mutual funds, currencies, commodities and similar transactions that may not require reporting to the Adviser. In addition, the Compliance Officer may deny requests where there is a pattern of personal trading that causes concern.

2.              Preclearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Compliance Officer before engaging in any Reportable Securities transaction in his or her Personal Account or involving his or her Beneficial Ownership. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. The Compliance Officer will verify that the security to be purchased or sold is not a Restricted Security. Once the Compliance Officer determines a security is not a Restricted Security, he will return the executed preclearance form, allowing the Access Person to execute his or her order. A request for preclearance must be made by completing the Preclearance Form (or any other document required by the Compliance Officer) and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A. Any proposed personal trades by the Compliance Officer of the types that would generally require approval of the Compliance Officer may be approved by the Chief Operating Officer. All submissions and approvals required under the Code of Ethics may be effected through an electronic portal in lieu of completing paper-based forms.

Any approval given under this paragraph will remain in effect for the remainder of the day (Miami time) on which approval is granted and the following business day (Miami time).

3.              Outside Business Activities. An Access Person shall not serve as a director (or in a similar position) on the board of any company unless the Access Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Any other outside business activities of an Access Person (e.g., serving as an officer in a for profit or not for profit organization, serving as managing member or officer of an entity or outside employment) must be pre-approved by the Compliance Officer. Sales of one’s own personal property (e.g., sale of a house or car) do not need to be preapproved.

4.              Management of Non-Adviser Accounts. Access Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer approves the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Access Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances. Access Persons may not be a member of an investment club or similar arrangement without the prior approval of the Compliance Officer.

5.              Dealings in the Adviser’s Commingled Vehicles. Personnel of the Adviser may not withdraw capital from commingled investment vehicles managed by the Adviser and its affiliates during any period in which the Adviser is aware of a circumstance that would be reasonably likely to cause the Adviser to suspend or otherwise place limitations on the withdrawal of capital from such vehicle.

IV.          EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. In addition, the preclearance requirements do not apply to:

1.              Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.              Purchases or sales pursuant to an Automatic Investment Plan;

3.              Transactions in securities that are not Reportable Securities; and

4.              Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

V.            REPORTING

1.              Duplicate Copies of Monthly or Quarterly Account Statements to Adviser; Transaction Reports. All Access Persons must direct their brokers or custodians for any Personal Account in which any Reportable Securities are held to send copies of monthly or quarterly statements to the Compliance Officer. If during any calendar quarter there is a transaction with respect to an Access Person’s Beneficial Ownership of a Reportable Security and such transaction is not described in an account statement delivered to the Compliance Officer within 30 days after the end of such quarter, then the Access Person must deliver a quarterly transaction report to the Compliance Officer within 30 days after the end of the calendar quarter setting out for each such transaction: (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the Access Person submits the report. Alternatively, reporting may be effected through an electronic data link with the broker and/or through an electronic reporting portal, provided that the aforementioned information is provided through such reporting. The Compliance Officer may grant extensions of the reporting period to the extent that doing so would not be inconsistent with applicable law.

2.              New Accounts. Each Access Person must notify the Compliance Officer promptly if the Access Person opens any new Personal Account in which ANY securities (including non-Reportable Securities) are held or moves such an existing account to a different broker or custodian. With respect to any account established by the Access Person in which any securities were held during the previous quarter for the direct or indirect benefit of the Access Person, the quarterly transaction report must also contain the name of the broker, dealer or bank with whom the Access Person established the account and the date on which the account was established.

3.              Disclosure of Securities Holdings and Business Activities.

(a)     Initial Holdings Report. All Access Persons shall, within 10 days of commencement of employment, submit an initial statement to the Compliance Officer listing all of the:

•                  securities in which the Access Person has direct or indirect Beneficial Ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person has any Beneficial Ownership);

•                  business activities in which the Access Person has a significant role, including any service on the board of directors of a company; and

•                  the names of any brokerage firms or banks where the Access Person has a Personal Account in which ANY securities (including non-Reportable Securities) are held.

The report must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(b)   Annual Holdings Reports. Access Persons shall, no later than 30 days after the end of each calendar year, submit to the Compliance Officer an updated holdings report, or a report containing the equivalent information, which must be current as of a date no more than 30 days prior to the date the report was submitted. The Compliance Officer may select a specific date as of when the holdings reports shall be completed. Each annual holdings report must include the following information:

•                  the title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

•                  the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•                  the date that the report is submitted by the Access Person.

4.              Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan.

5.              Transactions Subject to Review. The transactions reported on the broker’s statements will be reviewed and compared against Preclearance Forms.

VI.          RECORDKEEPING

The Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics and each code of ethics that, at any time within the past five years was in effect; all Broker’s Statements of Access Persons or other holdings or transaction reports described herein; copies of all preclearance forms; records of violations and actions taken as a result of violations; a record of all persons, currently or within the past five years, who are or were required to make the holdings or transaction reports described herein or who are or were responsible for reviewing such reports; a record of any decision, and the reasons supporting the decision, to approve an acquisition of any securities in an Initial Public Offering or in a Private Placement (for at least five (5) years after such approval was provided); and acknowledgments and other memoranda relating to the administration of this Code of Ethics. All recordkeeping and reporting obligations set out herein may be conducted through an electronic portal and all items requiring signature may be electronically signed.

VII.         OVERSIGHT OF CODE OF ETHICS

1.              Acknowledgment. The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Access Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Access Persons are required annually (and each time the Code of Ethics is amended) to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached hereto or such other form as may be approved by the Compliance Officer. Access Persons must report immediately any suspected violations of the Code of Ethics to the Compliance Officer. The Compliance Officer or a delegate shall also be responsible for comparing approved clearance forms and holdings reports pursuant to this Code of Ethics with the completed transactions of the Adviser’s clients.

With respect to any registered investment company (or series thereof) for which the Adviser serves as investment adviser or subadviser, the Compliance Officer shall submit a written report to the board of directors/trustees of such company (i) describing any violation and the sanction imposed and any other significant information concerning the appropriateness of this Code of Ethics, and (ii) certifying that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

2.              Sanctions. The Adviser’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

3.              Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access

Person (or certain categories of transactions) from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client. The Compliance Officer shall prepare and file a written memorandum (or other written record) of any exemption granted, describing the circumstances and reasons for the exemption.

4.              ADV Disclosure. The Compliance Officer shall ensure that it (i) describes the Code of Ethics in the Adviser’s Form ADV Part 2A and (ii) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

VIII.       CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential by the Adviser to the extent permitted by law, provided that the Adviser may disclose such information to regulatory agencies or as it deems reasonably necessary in connection with its business activities (e.g., to IT vendors and providers of compliance-related services).

CODE OF ETHICS

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Everest Capital’s Code of Ethics and certify that I have read and understand it and agree to abide by it.

I hereby represent that all my personal securities transactions will be effected in compliance with the Code. I also confirm that I have instructed all brokerage firms where I maintain an account in which any Reportable Securities are held to supply duplicate copies of any trade confirmations and quarterly brokerage account statements to the Compliance Officer for any account in which any Reportable Securities are held.

I hereby represent that I have not been convicted of or plead guilty or nolo contedere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

(Date)	(Signature)

(Name)

APPENDIX H
ATTACHMENT A

EVEREST CAPITAL

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Preclearance Form prior to engaging in any personal transaction.

Investment Information

Issuer:

Equity Investments:                  Cmn                 Pfd

Number of shares

Debt Investments :

Interest rate:

Maturity date:

Transaction Information

Transaction Type (please circle):     Purchase              Sale               Short Sale                         Cover

Estimated Trade Date:

Estimated Price:

Broker/Dealer:

Is the investment a Restricted Security?	Y	N
Is the investment an initial public offering?(1)	Y	N
Is the investment a private placement or investment
opportunity of limited availability?	Y	N
Number of transactions over the last 30 day period?

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for the remainder of the day (Miami time) on which approval is granted and the following business day (Miami time).

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved:
Date
Denied:
Date
Reason For Denial:

(1) Trading in IPOs is prohibited under the Code of Ethics.